UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 1, 2005
(Date of Earliest Event Reported)

GLOBAL CASH ACCESS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware		94-3309549
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3525 East Post Road, Suite 120 Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip Code)

(800) 833-7110
(Registrant’s Telephone Number, Including Area Code)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)	Election of Directors

     On March 1, 2005, Kirk E. Sanford and E. Miles Kilburn were elected to the board of directors of Global Cash Access, Inc. (the “Company”). Mr. Kilburn is expected to be named to the audit committee. On the same date, Messrs. Sanford and Kilburn were also elected to the board of directors of GCA Holdings, Inc. (“GCA Holdings”), the Company’s sole stockholder.

     Mr. Sanford has been the Company’s president and chief executive officer since its incorporation. In 2004, Mr. Sanford received approximately $440,000 in salary and bonus payments from the Company. Mr. Sanford is also the president and chief executive officer of GCA Holdings. In January 2005, GCA Holdings granted Mr. Sanford an option to purchase 1,444,430 shares of Class A Common Stock of GCA Holdings for an aggregate exercise price of $20,207,575.

     Mr. Sanford owns 1% of the outstanding capital stock of M&C International, an entity that owns 40.01% of the outstanding capital stock of GCA Holdings. In May 2004, M&C International sold interests in GCA Holdings to private equity investors for approximately $316.4 million. As a result of this transaction, Mr. Sanford received over $3 million in respect of his 1% interest in M&C International.

     Mr. Sanford also receives compensation from M&C International and USA Payments for advisory services that he performs for M&C International and USA Payments. M&C International and USA Payments are controlled by Karim Maskatiya and Robert Cucinotta, two members of our board of directors. USA Payments has granted us a license to use its patented “3-in-1 rollover” functionality in our Casino Cash Plus 3-in-1 ATMs and our Automated Cashier Machines, and we are party to an agreement with USA Payments for electronic payment processing services. Under the terms of his informal arrangement with Messrs. Maskatiya and Cucinotta, Mr. Sanford is paid a percentage of the amounts received by M&C International and USA Payments from us. The terms of this arrangement are solely economic, and do not provide Mr. Sanford with any voting rights or rights to participate in the management of either entity. The terms of this arrangement do not provide Mr. Sanford with any rights to proceeds upon the liquidation of M&C International or USA Payments, although Messrs. Maskatiya and Cucinotta directly or through M&C International, may make payments to Mr. Sanford in connection with such an event. This informal arrangement is terminable at any time at the will of Messrs. Maskatiya and Cucinotta or M&C International and USA Payments. Such payments may or may not continue in the future. In 2004, Mr. Sanford also received over $14 million in payments from M&C International and USA Payments pursuant to this informal arrangement.

Item 8.01. Other Events.

     GCA Holdings and its stockholders are party to a Stockholders Agreement dated as of May 13, 2004 (the “Stockholders Agreement”). The Stockholders Agreement provides, among other things, that the composition of our board of directors be identical to the composition of GCA Holdings’ board of directors. The Stockholders Agreement provides that the seat filled by

Mr. Sanford be filled by an individual that (i) is neither an officer nor an employee of ours, (ii) would be an independent director under the relevant rules promulgated by the New York Stock Exchange or the NASDAQ National Market, and (iii) is approved by M&C International and the holders of a majority of all shares of Class A Common Stock and Class A Preferred Stock of GCA Holdings, voting on an as-if-converted basis, other than those held by M&C International and Bank of America Corporation. Accordingly, in order to elect Mr. Sanford to our board of directors, GCA Holdings, M&C International and the holders of a majority of all shares of Class A Common Stock and Class A Preferred Stock of GCA Holdings, voting on an as-if-converted basis, other than those held by M&C International and Bank of America Corporation waived compliance with the provisions of the Stockholders Agreement relating to the election of the director to fill the seat filled by Mr. Sanford. The waiver is revocable at any time by either M&C International or the holders of a majority of all shares of Class A Common Stock and Class A Preferred Stock of GCA Holdings, voting on an as-if-converted basis, other than those held by M&C International and Bank of America Corporation.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Document

10.1†	Stockholders Agreement, dated as of May 13, 2004, by and among GCA Holdings, L.L.C., the Investors named therein, M&C International and Bank of America Corporation

99.1	Action by Majority Written Consent of the Stockholders of GCA Holdings, dated as of March 1, 2005

† Incorporated by reference to the Exhibit 10.20 to the Registration Statement of Global Cash Access, Inc. on Form S-4 (Registration No. 333-117218) previously filed with the SEC.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS, INC.
Date: March 4, 2005	By:	/s/ Harry C. Hagerty III
Harry C. Hagerty III,
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1†	Stockholders Agreement, dated as of May 13, 2004, by and among GCA Holdings, L.L.C., the Investors named therein, M&C International and Bank of America Corporation

99.1	Action by Majority Written Consent of the Stockholders of GCA Holdings, dated as of March 1, 2005

† Incorporated by reference to the Exhibit 10.20 to the Registration Statement of Global Cash Access, Inc. on Form S-4 (Registration No. 333-117218) previously filed with the SEC.